Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of Cardica, Inc. of our reports dated September 12, 2011, with respect to the financial statements of Cardica, Inc. and the effectiveness of internal control over financial reporting of Cardica, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 27, 2012